UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2015

HYDROPHI TECHNOLOGIES GROUP, INC.

(Exact name of registrant as specified in its charter)

Florida	000-55050	27-2880472
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRA Employer Identification No.)

3404 Oakcliff Road, Suite C6 Doraville, GA	30340
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (404) 974-9910

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

On December 4, 2014, Hydrophi Technologies Group, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”), with 31 Group, LLC (the “Investor”).  Pursuant to the Purchase Agreement, the Investor purchased a convertible promissory note in the principal amount of $385,000 and was committed to purchase a second convertible promissory note in the principal amount of $275,000 (the “Second Note”).  Under its commitment, the Investor purchased the Second Note for a cash amount of $250,000 on February 5, 2015.

The Second Note matures on July 30, 2016, bears at 8% per annum, and is convertible by the Investor, in whole or in part, into shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), by sending a notice of conversion to the transfer agent of the Company, based on a market oriented formula. The Company is required to reserve a portion of its common stock based on a multiple of the number shares issuable upon full conversion of the Notes, subject to a minimum (the “Reserved Amount”).  The Reserved Amount will be adjusted every month, pursuant to the conversion formula set forth in the Note.  The Investor also has participation rights in certain subsequent placements of equity and equity-related securities of the Company prior to the second anniversary of the Purchase Agreement.

The Purchase Agreement contains customary representations, warranties and covenants by, among and for the benefit of the parties, which were affirmed as of the issuance of the Second Note.  The Second Note includes customary event of default provisions and cross-default provisions in connection with any other agreements and/or instruments between the Company and the Investor.  Upon the occurrence of an event of default, the Second Note will become immediately due and the Company is required to pay a penalty.  The Second Note permits a one-time prepayment by the Company, subject to payment of a premium and has protective provisions for the Investor to receive benefits in the events of fundamental transactions and changes of control transactions.

The Investor will not be entitled to vote, to consent, to receive dividends, or to exercise any rights whatsoever as a shareholder in respect of the shares that may be issued upon conversion, prior to conversion.  If, however, the Company declares a dividend or make a distribution of its assets (the “Distribution”), the Investor will be entitled to such Distribution to the same extent that the Investor would have participated therein if the Investor had held the number of shares of Common Stock then acquirable upon complete exercise of the Notes.

At no time will the Investor be entitled to convert any portion of the Second Note, together with any other securities held by the Investor in the Company, to the extent that after such exercise/conversion, the Investor (together with its affiliates) would beneficially own more than 4.99% of the outstanding shares of Common Stock as of such date, which limit may be increased to 9.99% at the election of the Investor but no greater than 9.99%.

The issuance of the Second Note to the Investor under the Purchase Agreement was exempt from the registration requirements of the Securities Act, pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506(b) of Regulation D promulgated under the Securities Act (“Regulation D”). The Company made this determination based on the representations of the Investor in the Purchase Agreement that the Investor is an “accredited investor” within the meaning of Rule 501 of Regulation D and has access to information about its investment and about the Company.  The Form D filing for the offering and sale of the two notes under the Purchase Agreement was made on December 8, 2014.

The foregoing descriptions of the Purchase Agreement and the Second Note do not purport to be complete, and are qualified in their entirety by reference to each such document (or form thereof, as applicable), filed as Exhibits 4.1 and 10.1, respectively, and the latter of which is incorporated herein by reference.

Item 2.03

Creation of Direct Financial Obligation or an Obligation under an

The disclosure set forth under Item 1.01 of this Report is incorporated by reference into this item.

Item 3.02

Unregistered Sales of Equity Securities

The disclosure set forth under Item 1.01 of this Report is incorporated by reference into this item.

Item 9.01.

Financial Statements and Exhibits

The following is filed as exhibits to this Current Report on Form 8-K:

Exhibit

Number

Description of Document

4.1

Convertible Note, for 31 Group, LLC, issued on February 5, 2015

10.1

Securities Purchase Agreement, dated as of December 4, 2014, by and between HydroPhi Technologies Group, Inc., and 31 Group, LLC (Incorporated by reference from the Current Report of the issuer, filed on December 8, 2014.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HydroPhi Technologies Group, Inc.

Date: February 6, 2015	By:	/s/ Roger M. Slotkin
Roger M. Slotkin
President, Chief Executive Officer and Director